Exhibit 10.3

FIRST AMENDMENT

This FIRST AMENDMENT (this “Amendment”) dated as of July 15, 2016 to the Credit Agreement referenced below is by and among AIR T, INC., a Delaware corporation (“Air T”), MOUNTAIN AIR CARGO, INC., a North Carolina corporation (“Mountain Air”), GLOBAL GROUND SUPPORT, LLC, a North Carolina limited liability company (“Global Ground”), CSA AIR, INC., a North Carolina corporation (“CSA”), GLOBAL AVIATION SERVICES, LLC, a North Carolina limited liability company (“Global Aviation”), AIR T GLOBAL LEASING, LLC, a North Carolina limited liability company (“Air T Leasing” and together with Air T, Mountain Air, Global Ground, CSA and Global Aviation, each a “Borrower” and collectively, the “Borrowers”), and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (the “Bank”). Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement (as defined below).

W I T N E S S E T H

WHEREAS, a $20,000,000 revolving credit facility has been established in favor of the Borrowers pursuant to the terms of that certain Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated April 1, 2015 between the Borrowers and the Bank;

WHEREAS, Air T has informed the Bank that it intends to make Investments in the form of (a) the formation of Contrail Aviation Support, LLC, a North Carolina limited liability company (“Contrail”), and the acquisition by Air T of 79% of the outstanding Equity Interests of Contrail in exchange for cash in the amount of approximately $4,937,500 (the “Contrail Capital Contribution”), and (b) the acquisition (the “Contrail Acquisition”) by Contrail of substantially all of the assets of Contrail Aviation Support, Inc. (“Old Contrail”).

WHEREAS, Air T has delivered to the Bank on or prior to the date hereof a Pro Forma Compliance Certificate certifying that (a) after giving effect to the Contrail Capital Contribution and the Contrail Acquisition on a Pro Forma Basis, the Borrowers are in compliance with the financial covenants set forth in Section 7.11 recomputed as of March 31, 2016 and (b) no Default or Event of Default has occurred or would result from the Contrail Capital Contribution and the Contrail Acquisition.

WHEREAS, following the delivery of the Pro Forma Compliance Certificate referenced above, the Contrail Acquisition qualifies as a Permitted Acquisition and the Contrail Capital Contribution qualifies as a Permitted Investment.

WHEREAS, following the Contrail Contribution, Contrail will constitute a Subsidiary of Air T.

WHEREAS, pursuant to Section 6.14 of the Credit Agreement, Air T is required to cause any new Subsidiary to join as a Borrower under the Credit Agreement and a debtor under the Security Agreement and to deliver certain deliverables as more particularly described in Section 6.14.

WHEREAS, Air T has informed the Bank that contemporaneously with the Contrail Acquisition, Contrail will be entering into a Credit Agreement dated on or about July 18, 2016 (as amended, modified, or extended, the “BMO Credit Agreement”) between Contrail and BMO Harris Bank N.A. (“BMO”) pursuant to which BMO will make a $12,000,000 revolving credit facility available to Contrail.

WHEREAS, Air T has informed the Bank that it has agreed to guaranty $1,600,000 of the obligations of Contrail to BMO under the BMO Credit Agreement pursuant to a Limited Guaranty dated on or about July 18, 2016 (the “BMO Guaranty”).

WHEREAS, Air T is prohibited from making the BMO Guaranty pursuant to Section 7.7 of the Credit Agreement without the Bank’s prior written consent.

WHEREAS, Air T previously made Investments in the form of the acquisition by Air T of 43,000 shares of Series B Preferred Stock of Delphax Technologies Inc. (“Delphax”) and stock warrants for 95,600 shares of Series B Preferred Stock of Delphax for an aggregate purchase price of $1,050,000 (collectively, the “Delphax Equity Investment”).

WHEREAS, Air T previously delivered a Pro Forma Compliance Certificate demonstrating that the Delphax Equity Investment constitutes a Permitted Investment.

WHEREAS, Air T has informed the Bank that on or about June 1, 2016, certain events took place that caused Delphax to become a Subsidiary of Air T.

WHEREAS, pursuant to Section 6.14 of the Credit Agreement, Air T is required to cause any new Subsidiary to join as a Borrower under the Credit Agreement and a debtor under the Security Agreement and to deliver certain deliverables as more particularly described in Section 6.14.

WHEREAS, Air T has requested that the Bank (i) waive the requirement for Air T to cause Contrail to join as a Borrower under the Credit Agreement and a debtor under the Security Agreement and to deliver certain deliverables as more particularly described in Section 6.14 (collectively, the “Contrail Joinder Waiver”), (ii) waive the requirement for Air T to cause Delphax to join as a Borrower under the Credit Agreement and a debtor under the Security Agreement and to deliver certain deliverables as more particularly described in Section 6.14 and waive any Default that has occurred due to the Borrowers failure to comply with the requirements of Section 6.14 within 30 days of Delphax becoming a Subsidiary of Air T (collectively, the “Delphax Joinder Waiver”), (iii) consent to the BMO Guaranty (the “BMO Guaranty Consent”) and (iv) make certain other changes to the terms of the Credit Agreement as more particularly described herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to the Credit Agreement.

(a) The following definition is hereby added to Section 1.01 in the appropriate alphabetical order:

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) the Bank, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including the Bank) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

(b) The following definitions set forth in Section 1.01 are hereby amended and restated to read as follows:

“Consolidated EBITDA” means, for any period, for the Borrowers and their Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Borrowers for such period, and (c) depreciation and amortization expense for such period, all as determined in accordance with GAAP.

“Consolidated Fixed Charges” means, for any period, for the Borrowers and their Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (c) rent and lease expense for such period.

“Consolidated Interest Charges” means, for any period, for the Borrowers and their Subsidiaries on a consolidated basis, the sum of the following (without duplication) interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Rate Hedging Obligations) for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Funded Indebtedness of for the Borrowers and their Subsidiaries on a consolidated basis as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, the net income of the Borrowers and their Subsidiaries on a consolidated basis (excluding extraordinary gains) for that period, as determined in accordance with GAAP.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Borrowers and their Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Funded Indebtedness, as determined in accordance with GAAP.

For purposes of this definition, “scheduled payments of principal” shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period.

“Consolidated Total Liabilities” means the aggregate amount of all liabilities (i.e., claims of creditors of any of the Borrowers that are to be satisfied by the disbursement or utilization of corporate resources) of the Borrowers and their Subsidiaries on a consolidated basis, including without limitation all Indebtedness of the Borrowers and their Subsidiaries, all determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

“Funded Indebtedness” means, for any Person, the sum of (a) all indebtedness of such Person in respect of money borrowed, including, without limitation, the deferred purchase price of any property or asset or indebtedness evidenced by a promissory note, bond or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements) and the capitalized amount of all Capital Leases that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) 100% of the amount of the guaranty provided by Air T to BMO Harris Bank N.A. (which was $1,600,000 on the date of the First Amendment dated as of July 15, 2016 among the Borrowers and the Bank (the “First Amendment”)) pursuant to a Limited Guaranty dated on or about July 18, 2016 given by Air T in favor of BMO Harris Bank N.A. Notwithstanding the foregoing, any “earnout” obligation of any of the Borrowers or their respective Subsidiaries in connection with the Contrail Acquisition (as defined in the First Amendment) shall not constitute Funded Indebtedness.

(c) For the avoidance of doubt, (i) the balance sheet and financial performance of Contrail Aviation Support, LLC and Delphax Technologies Inc. will be taken into account in computing the financial covenants set forth in Section 7.11(a), (b) and (c), (ii) the balance sheet and financial performance of Contrail Aviation Support, LLC and Delphax Technologies Inc. will not be taken into account in computing the financial covenant set forth in Section 7.11(d) and (iii) any Revolving Loans used to finance the Acquisition of, and subsequent Investments in, Old Contrail and Delphax will be taken into account in computing clause (b) of the definition of “Consolidated Asset Coverage Ratio”.

(d) Section 7.7 is hereby amended by (i) deleting the “and” at the end of Section 7.4(b), (ii) deleting the “.” at the end of Section 7.7(c) and substituting the following in lieu thereof “; and” and (ii) added a new Section 7.7(d) to read as follows:

“(d) the guaranty by Air T of Funded Indebtedness owed by Contrail Aviation Support, LLC to BMO Harris Bank N.A. with respect to a $12 million revolving line of credit extended pursuant to a Credit Agreement dated on or about July 18, 2016 between Contrail Aviation Support, LLC and BMO Harris Bank N.A.”

(e) Section 7.8 is hereby amended and restated to read as follows:

“Section 7.8 Investments. Make any Investments except (a) Permitted Investments, (b) Permitted Acquisitions, (c) Investments held by a Borrower in the form of cash or Cash Equivalents and (d) the formation of and Investments in a Subsidiary that becomes a Borrower in compliance with Section 6.14.”

2. Waivers and Consents. Air T hereby requests, and the Bank hereby agrees to (a) the Contrail Joinder Waiver, (b) the Delphax Joinder Waiver and (c) the BMO Guaranty Consent. These waivers are limited solely to the matter described in the preceding sentence, and nothing contained in this Amendment shall be deemed to constitute a waiver of Section 6.14 of the Credit Agreement in the future or any other rights or remedies the Bank may have under any of the Loan Documents or under applicable law, including, without limitation, any rights and remedies the Bank may have in the future related to any financial covenant default triggered in part by the Contrail Capital Contribution, the Contrail Acquisition or the Delphax Equity Investment.

3. Conditions Precedent. This Amendment shall become effective as of the date hereof upon receipt by the Bank of:

(a) duly executed counterparts of this Amendment from the Borrowers;

(b) a Pro Forma Compliance Certificate demonstrating that after giving effect to the Contrail Acquisition and the Contrail Capital Contribution on a Pro Forma Basis, the Borrowers would be in compliance with the Financial Covenant Test and the Leverage Test;

(c) an amendment fee equal to $3,500; and

(d) such other documents, instruments and approvals as the Bank may reasonably request.

4. Amendment is a “Loan Document”. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

5. Reaffirmation of Representations and Warranties. Each Borrower represents and warrants that (a) each of the representations and warranties set forth in the Loan Documents is true and correct in all material respects as of the date hereof (except those that expressly relate to an earlier period) and (b) no Default has occurred and is continuing. Air T further represents that the BMO Guaranty is unsecured.

6. Reaffirmation of Obligations. Each Borrower (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Borrower’s obligations under the Loan Documents.

7. No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

8. Counterparts; Delivery. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Delivery of an executed counterpart of this Amendment by facsimile or other electronic imaging means shall be effective as an original.

9. Costs and Expenses. The Borrowers agree that they shall pay, upon demand by the Bank, the costs and expenses of the Bank in connection with the execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of counsel to the Bank.

10. Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of North Carolina.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrowers have caused a counterpart of this First Amendment to be duly executed and delivered as of the date first above written.

AIR T, INC.

By:	/s/ Candice Otey	(SEAL)
Name:	Candice Otey
Title:	Chief Financial Officer

MOUNTAIN AIR CARGO, INC.

By:	/s/ Candice Otey	(SEAL)
Name:	Candice Otey
Title:	Chief Financial Officer

GLOBAL GROUND SUPPORT, LLC

By:	/s/ Candice Otey	(SEAL)
Name:	Candice Otey
Title:	Chief Financial Officer

CSA AIR, INC.

By:	/s/ Candice Otey	(SEAL)
Name:	Candice Otey
Title:	Chief Financial Officer

GLOBAL AVIATION SERVICES, LLC

By:	/s/ Candice Otey	(SEAL)
Name:	Candice Otey
Title:	Chief Financial Officer

AIR T GLOBAL LEASING, LLC

By:	/s/ Candice Otey	(SEAL)
Name:	Candice Otey
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the Bank caused a counterpart of this First Amendment to be duly executed and delivered as of the date first above written.

BRANCH BANKING AND TRUST COMPANY

By:	/s/ G. Christopher Hill
G. Christopher Hill
Senior Vice President